Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 9, 2014, among Full Alliance International Limited, a British Virgin Islands company (“Holdco”), Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Yongye International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Yongye International, Inc., a Nevada corporation (the “Company”). Holdco, Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of September 23, 2013 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend the Merger Agreement so as to, among other things, (i) increase the Merger Consideration (as defined in the Merger Agreement) from US$6.69 to US$7.10, (ii) increase the maximum amount of the Company Expense (as defined in the Merger Agreement) from US$2,000,000 to US$3,000,000, and (iii) extend the Termination Date (as defined in the Merger Agreement) from June 23, 2014 to September 22, 2014, subject to the other amendments to the Merger Agreement set forth in this Amendment;

WHEREAS, Section 9.10 of the Merger Agreement provides that the Parties may amend the Merger Agreement by action taken by or on behalf of their respective boards of directors by an instrument in writing at any time prior to the Effective Time (as defined in the Merger Agreement);

WHEREAS, the Company Board (as defined in the Merger Agreement), acting upon the unanimous recommendation of the Special Committee (as defined in the Merger Agreement), has (i) determined that it is in the best interest of the Company and its stockholders (other than the Rollover Holders (as defined in the Merger Agreement)), and declared it advisable, to enter into this Amendment, (ii) adopted resolutions approving the execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger and (iii) resolved to recommend that the Stockholders (as defined in the Merger Agreement) approve the Merger Agreement, as amended by this Amendment, and the Transactions (as defined in the Merger Agreement);

WHEREAS, the board of directors of each of Holdco, Parent and Merger Sub has (i) approved the execution, delivery and performance by Holdco, Parent and Merger Sub, respectively, of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, and (ii) declared it advisable for Holdco, Parent and Merger Sub, respectively, to enter into this Amendment;

NOW, THEREFORE, the Parties agree to amend the Merger Agreement as follows:

1.	Definitions; References

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, (a) references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to September 23, 2013, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to September 23, 2013, and (b) references to the Proxy Statement shall in all instances refer to the proxy statement relating to the approval of the Merger Agreement, as amended by this Amendment, that the Company, with the assistance of Holdco, Parent and Merger Sub, shall prepare and cause to be filed with the SEC after the date of this Amendment.

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2.	Amendments to Merger Agreement

2.1	Amendment to Section 2.01 (a)

The reference to “US$6.69” in Section 2.01(a) of the Merger Agreement is hereby amended to be “US$7.10”.

2.2	Amendment to Section 3.04 (a)

Sub-section (a) of Section 3.04 (Authority Relative to This Agreement; Fairness) is hereby amended and restated in its entirety to read as follows:

“The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the approval of this Agreement by the (i) affirmative vote of the holders of at least a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class, with the number of votes the holders of Preferred Shares shall be entitled to vote equal to the number of Common Shares into which such Preferred Shares are convertible, as determined in accordance with the articles of incorporation of the Company, (ii) affirmative vote or consent of the holders of at least a majority of the issued and outstanding Preferred Shares and (iii) affirmative vote of the holders of at least a majority of the issued and outstanding Common Shares (other than the Excluded Shares) that are present in person or by proxy and voting for or against approval of the Merger Agreement at the Stockholders’ Meeting (collectively, the “Requisite Company Vote”), all in accordance with the Company’s articles of incorporation and bylaws and the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holdco, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.”

2.3	Amendment to Section 3.08(a)

The second sentence in sub-section (a) of Section 3.08 (SEC Filings; Financial Statements) is hereby amended and restated in its entirety to read as follows:

“The Company SEC Reports (i) at the time they were filed, and if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the parties acknowledge that the Company will be filing with the SEC an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to include additional disclosure with respect to, among other things, the new manufacturing facility described in the Company’s definitive proxy statement filed with the SEC on January 9, 2014.”

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2.4	Amendment to Section 4.04(b)

The second sentence in sub-section (b) of Section 4.04 (Financing; Equity Rollover) is hereby amended and restated in its entirety to read as follows:

“Assuming (A) the Financing is funded in accordance with the Financing Commitments, and (B) the satisfaction or waiver of the conditions to the obligation of Holdco, Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02, as of April 9, 2014, the aggregate proceeds contemplated by the Debt Financing and the Equity Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the aggregate Merger Consideration, and (2) fees and expenses incurred by the Company in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby that are outstanding as of the Effective Time.”

2.5	Amendment to Section 8.02(a)

The reference to “June 23, 2014” in Section 8.02(a) of the Merger Agreement is hereby amended to be “September 22, 2014”.

2.6	Amendment to Section 8.06(c)

Sub-section (c) of Section 8.06 (Fees Following Termination) is hereby amended and restated in its entirety to read as follows:

“If the Company or Parent terminates this Agreement pursuant to Section 8.02(c), Parent will pay, or cause to be paid to the Company, all of the reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, investment bankers, experts and consultants) incurred by the Company in connection with this Agreement or any of the Transactions up to a maximum amount of US$3,000,000 (the “Company Expense”), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In the event the Company is obligated to pay the Company Termination Fee pursuant to Section 8.06(a) in connection with a termination of this Agreement pursuant to Section 8.02(c), then concurrently with the payment of the Company Termination Fee the Company shall also pay to Parent the amount of Company Expense previously paid to the Company by Parent pursuant to this Section 8.06(c).”

3.	Miscellaneous

3.1	No Further Amendment

 The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

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3.2	Representations and Warranties of the Company

The Company hereby represents and warrants to Holdco, Parent and Merger Sub that (i) it has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and, subject to adoption of the Merger Agreement, as amended by this Amendment, by the Requisite Company Vote, to consummate the Merger; (ii) the execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the Merger have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment and consummation by it of the Merger, in each case, subject only to the approval of the Merger Agreement, as amended by this Amendment, by the Requisite Company Vote, all in accordance with the Company’s articles of incorporation and bylaws and the NRS; (iii) this Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holdco, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iv) none of the requirements or restrictions of any Takeover Statute would apply to prevent the consummation of any of the transactions contemplated by this Amendment or the Merger Agreement, including the Merger, and that the Company Board has adopted such resolutions as are necessary so that the Takeover Statutes are rendered inapplicable to the Merger, any of the other Transactions, this Amendment, the Merger Agreement or any other transaction contemplated by this Amendment or the Merger Agreement.

3.3	Representations and Warranties of Holdco, Parent and Merger Sub

Holdco, Parent and Merger Sub hereby, jointly and severally, represent and warrant that (i) each of Holdco, Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and to consummate the Transactions; (ii) the execution, delivery and performance of this Amendment by Holdco, Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco, Parent or Merger Sub are necessary to authorize this Amendment or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b) of the Merger Agreement); and (iii) this Amendment has been duly and validly executed and delivered by Holdco, Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Holdco, Parent and Merger Sub, enforceable against each of Holdco, Parent and Merger Sub in accordance with its terms, except (a) as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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3.4	Other Miscellaneous Terms

The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, Holdco, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu Title: Director

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu Title: Director

YONGYE INTERNATIONAL MERGER SUB LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu Title: Director

YONGYE INTERNATIONAL, INC.

By:	/s/ Sean Shao
Name: Sean Shao Title: Director and Chair of Special Committee

[Signature Page to Amendment No. 1 to the Merger Agreement]